PGIM Investments LLC

655 Broad Street – 17th Floor
Newark, New Jersey 07102

November 1, 2019

The Board of Directors
Prudential World Fund, Inc.
655 Broad Street—17th Floor
Newark, New Jersey 07102

Re:  PGIM Jennison Global Opportunities Fund (the Fund)

To the Board of Directors:

PGIM Investments LLC (PGIM Investments) has contractually agreed, through February 28, 2021, to limit net annual Fund operating expenses (exclusive of distribution and service (12b-1) fees, shareholder service fee, and transfer agency expenses (including sub-transfer agency and networking fees)), of each class of shares to 0.84% of the Fund’s average daily net assets, and to limit transfer agency, shareholder servicing, sub-transfer agency, and blue sky fees, as applicable, to the extent that such fees cause the net annual Fund operating expenses to exceed 1.34% of average daily net assets for Class R2 shares or 1.09% of average daily net assets for Class R4 shares. Additionally, PGIM Investments has contractually agreed, through February 28, 2021, to limit Total Annual Fund Operating Expenses after fee waivers and/or expense reimbursements to 1.08% of average daily net assets for Class A shares. The contractual waivers and expense limitation above exclude interest, brokerage, taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), acquired fund fees and expenses, extraordinary expenses, and certain other Fund expenses such as dividend and interest expense and broker charges on short sales. Where applicable, PGIM Investments agrees to waive management fees or shared operating expenses on any share class to the same extent that it waives such expenses on any other share class. In addition, Total Annual Fund Operating Expenses for Class R6 shares will not exceed Total Annual Fund Operating Expenses for Class Z shares. Fees and/or expenses waived and/or reimbursed by PGIM Investments may be recouped by PGIM Investments within the same fiscal year during which such waiver and/or reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year. The waivers and expense limitation may not be terminated prior to February 28, 2021 without the prior approval of the Fund’s Board of Directors.

Very truly yours,

PGIM INVESTMENTS LLC

By:/s/ Scott E. Benjamin
Name:Scott E. Benjamin
Title:Executive Vice President